Exhibit (h)(xvii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                         SHAREHOLDER SERVICES AGREEMENT

        AGREEMENT made as of the 1st day of September, 1999, by and between the MARSHALL FUNDS, INC., and those portfolios of the Fund (collectively the "Funds") listed on Exhibit 1, as may be amended from time to time, having their principal office and place of business at 1000 North Water Street, Milwaukee, Wisconsin 53202 and who have approved this form of Agreement (individually referred to herein as a "Fund" and collectively as "Funds") and MARSHALL & ILSLEY TRUST COMPANY (including its division Marshall Funds Investor Services), a Wisconsin trust company bank, having its principal office and place of business at 1000 North Water Street, Milwaukee, Wisconsin 53202 ("MFIS").

1. The Funds hereby appoint MFIS to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds ("Services"). In addition to providing Services directly to shareholders of the Funds, MFIS is hereby appointed the Funds' agent to select, negotiate and subcontract for the performance of Services. MFIS hereby accepts such appointments. MFIS agrees to provide or cause to be provided Services that, in its best judgment (subject to supervision and control of the Funds' Board of Trustees or Directors, as applicable), are necessary or desirable for shareholders of the Funds. Such Services shall include, but not be limited to the following: establishing new accounts; processing transactions including purchases, redemptions, and exchanges; maintaining files, i.e., processing change of addresses, adding/changing wiring instructions or systematic investment/withdrawal plans; reviewing the activity in applicable accounts; providing training and supervision of its personnel; maintaining and distributing current copies of prospectuses and shareholder reports to current shareholders; serving as liaison between MFIS and its affiliates, Transfer Agent (or Sub-Transfer Agent), Portfolio Recordkeepers and Legal Counsel in connection with shareholder matters; responding to customers' questions about the Funds and Classes; maintaining files of shareholder inquiries and correspondence; verifying shareholder signatures in conjunction with redemptions or changes in account classifications; and surveying shareholders for information concerning satisfaction with mutual fund products and services.

        Nothing contained herein shall be construed to authorize MFIS to act as Transfer Agent of the Funds and/or Classes (it being understood that Federated Services Company or its designee provides such services) or to perform any services hereunder primarily intended to result in the sale of shares of the Corporation, the Funds or the Classes. MFIS further agrees to provide the Funds, upon request, a written description of any other shareholder services that MFIS is providing hereunder.

2. During the term of this Agreement, each Fund will pay MFIS and MFIS agrees to accept as full compensation for its services rendered hereunder a fee as set forth in Exhibit 1 hereto.

        For the payment period in which this Agreement becomes effective or terminates with respect to any Fund, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Fund during the month.

3. This Agreement may be terminated as follows:

     (a) at any time, without the payment of any penalty, by the vote of a majority of the Independent Board Members of any Fund or by a vote of a majority of the outstanding voting securities of any Fund as defined in the Investment Company Act of 1940 on sixty (60) days' written notice to the parties to this Agreement.

     (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

     (c) by any party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intent to terminate.

4. MFIS agrees to obtain a taxpayer identification number certification from each shareholder of the Funds to which it provides Services that it is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide each Fund or its designee with timely written notice of any failure to obtain such taxpayer identification number certification to enable the implementation of any required backup withholding.

5. MFIS shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. MFIS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of MFIS, who may be or become a member of such Fund's Board, officer, employee or agent of any Fund, shall be deemed, when rendering serfices to such Fund or acting on any business of such Fund (other than services or business in connection with the duties of MFIS hereunder) to be rendering such services to or acting solely for such Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of MFIS even though paid by MFIS. This Section 6 shall survive termination of this Agreement.

6. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

7. MFIS acknowledges and agrees that: (1) The Marshall Funds, Inc. is a "series company" as defined in Rule 18f-2(a) under the Investment Company Act of 1940, as amended, and each Fund is a portfolio of assets specifically allocated to a series of shares of the Marshall Funds as contemplated by such rule; (2) all persons extending credit to, contracting with or having any claim against any Fund (including any claims arising hereunder) shall look only to the assets specifically allocated to such Fund for payment under such credit, contract or claim and not to any assets specifically allocated to another series of shares of the Funds or to any other assets of the Funds; and (3) neither the shareholders nor the Board of Directors of the Funds, nor any of the Funds' officers, employees or agents, whether past, present or future, shall be liable for such credit, contract or claim.

8. Notices of any kind to be given hereunder shall be in writing (including a facsimile communication) and shall be duly given if delivered to any Fund and to such Fund at the following address: Marshall Funds, Inc., 1000 North Water Street, Milwaukee, Wisconsin, 53202, Attention: President, and if delivered to MFIS at 1000 North Water Street, Milwaukee, Wisconsin 53202, Attention:
President.

9. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 3, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Wisconsin law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

10. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11. This Agreement shall not be assigned by any party without the prior written consent of MFIS in the case of assignment by any Fund, or of the Funds in the case of assignment by MFIS, except that any party may assign to a successor all or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 11 shall prevent MFIS from delegating its responsibilities to another entity to the extent provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

                                            MARSHALL FUNDS, INC., on behalf of
                                            its portfolios as listed on
                                            Exhibit 1 hereto

                                            By:  /S/ JOHN M. BLASER

                                                        John M. Blaser
                                            Title:  President

                                            MARSHALL & ILSLEY TRUST COMPANY, on
                                            behalf of its division, Marshall
                                            Funds Investor Services

                                            By:  /S/ BROOKE J. BILLICK

                                            Title:  Vice President

                                    EXHIBIT 1

                         SHAREHOLDER SERVICES AGREEMENT

Pursuant to Section 2 of this Agreement, MFIS agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate, calculated daily and payable monthly, equal to an amount up to the percentage of average net assets of each Fund, as set forth below:

        Fund/Class                             Shareholder Services  Effective Date
Marshall Short-Term Income Fund - Class A Shares        0.25%      September 1, 1999
Marshall Short-Term Income Fund - Class Y Shares        0.25%      September 1, 1999
Marshall Government Income Fund - Class A Shares        0.25%      September 1, 1999
Marshall Government Income Fund - Class Y Shares        0.25%      September 1, 1999
Marshall Intermediate Bond Fund - Class A Shares        0.25%      September 1, 1999
Marshall Intermediate Bond Fund - Class Y Shares        0.25%      September 1, 1999
Marshall Intermediate Tax-Free Fund - Class A Shares    0.25%      September 1, 1999
Marshall Intermediate Tax-Free Fund - Class Y Shares    0.25%      September 1, 1999
Marshall Equity Income Fund - Class A Shares            0.25%      September 1, 1999
Marshall Equity Income Fund - Class Y Shares            0.25%      September 1, 1999
Marshall Large Cap Growth & Income Fund - Class A Shares           0.25%September 1, 1999
Marshall Large Cap Growth & Income Fund - Class Y Shares           0.25%September 1, 1999
Marshall Mid-Cap Growth Fund - Class A Shares           0.25%      September 1, 1999
Marshall Mid-Cap Growth Fund - Class Y Shares           0.25%      September 1, 1999
Marshall Mid-Cap Value Fund - Class A Shares            0.25%      September 1, 1999
Marshall Mid-Cap Value Fund - Class Y Shares            0.25%      September 1, 1999
Marshall International Stock Fund - Class A Shares      0.25%      September 1, 1999
Marshall International Stock Fund - Class Y Shares      0.25%      September 1, 1999
Marshall Small-Cap Growth Fund - Class A Shares         0.25%      September 1, 1999
Marshall Small-Cap Growth Fund - Class Y Shares         0.25%      September 1, 1999
Marshall Money Market Fund - Class A Shares             0.02%      September 1, 1999
Marshall Money Market Fund - Class Y Shares             0.02%      September 1, 1999